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                                                                   Exhibit 10.55

                              EMPLOYMENT AGREEMENT
                                (JAMES E. FELDT)

THIS AGREEMENT is by and between Value City Department Stores, Inc. ("Company") and James E. Feldt ("Executive"), and is effective as of the date it has been fully executed by both parties.

Company agrees to employ Executive as Executive Vice President and General Merchandise Manager, and Executive hereby accepts such employment and agrees to serve Company subject to the general supervision, advice and direction of Company's Chairman or President, and upon the following terms and conditions:

1. POSITION AND DUTIES. Effective June 23, 1997, Executive shall be employed as Company's Executive Vice President and General Merchandise Manager with such authority and duties as are customary for this position, and shall perform such other services and duties as the Chairman or President may from time to time designate.

         1.1. Executive shall devote his full business time, best efforts, and undivided attention to the business and affairs of Company, except for any vacations, illness, or disability. Executive shall not engage in any other businesses that would interfere with his duties. Nothing contained in this paragraph shall limit Executive's right to make passive investments in the securities of publicly-owned companies or other businesses which will not interfere or conflict with his duties hereunder.

         1.2. Executive agrees that he shall at all times observe and be bound by all rules, policies, practices, and resolutions heretofore or hereafter adopted in writing by the Company which are generally applicable and provided to Company's officers and employees and which do not otherwise conflict with this Agreement or subsequent written agreements with the Company in accordance with paragraph 8.4.

         1.3. Company shall indemnify Executive in the performance of his duties and responsibilities and advance expenses in connection therewith to the same extent as other senior executives and officers. Such rights shall not be subject to arbitration under paragraph 7.

         1.4. The principal location where Executive will perform his duties will be at Company's corporate offices located in Columbus, Ohio. This paragraph is not intended to limit (i) Executive's obligation to engage in business-related travel, or (ii) Company's right to relocate any satellite buying offices.

2. TERM. This Agreement shall terminate three years from Executive's first day of employment, unless sooner terminated as provided herein; provided, however, that this Agreement shall be extended automatically for successive 12-month periods


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unless either party notifies the other of an intent to terminate, in writing, at least 60 calendar days prior to the date of automatic extension (June 23).

3.       COMPENSATION.

         3.1. BASE SALARY. Beginning on June 23, 1997, Company shall pay Executive an annual base salary of $400,000 as compensation for his services hereunder, payable in equal installments in accordance with Company's payroll practices for executive employees. Company's Board of Directors ("Board") may increase Executive's base salary at their discretion in recognition of his performance or the expansion of his duties.

         3.2.     BONUS.

                  3.2.1. GUARANTEED BONUS. Company shall pay Executive a bonus of $175,000 after one year of employment. To receive this bonus, Executive must be actively employed, unless otherwise provided herein. This bonus shall be paid within ten business days after it is due.

                  3.2.2 PERFORMANCE BONUS. In subsequent fiscal years (FY 1999 and FY 2000), Executive will be eligible to receive a performance bonus targeted at 50% of his base salary. This bonus shall be calculated based on agreed- upon, Board-approved, pre-determined performance targets and measures set prior to the end of each fiscal year. Any performance bonus determined to be due will be paid within 120 calendar days after the close of Company's fiscal year and completion of an outside audit by Company's then current outside audit firm.

                  3.2.3. SIGNING BONUS. Executive shall receive a lump-sum payment of $90,000 within 30 calendar days after this Agreement has been signed by both parties.

         3.3.     STOCK.

                  3.3.1. STOCK Grant. Executive shall receive a stock grant of 10,000 shares of common stock ("restricted stock") within 30 calendar days after this Agreement has been signed by both parties. This stock grant will be subject to all terms and conditions set forth in the "Restricted Stock Agreement" attached hereto which provides, among other things, that the grant will vest at the rate of 20% per anniversary year of employment and that any unvested portion will be forfeited upon Executive's voluntary resignation, except as otherwise provided herein.

                  3.3.2. STOCK OPTIONS. Executive shall receive 75,000 incentive stock options granted as of June 23, 1997. All options granted hereunder shall be priced and subject to exercise in accordance with Company's "1991 Stock Option Plan" attached

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hereto.

                  3.3.3. ADDITIONAL STOCK GRANTS OR OPTIONS. Executive shall be eligible for discretionary grants of restricted stock and options as Company's Board may determine from time to time.

         3.4. VACATION. During the term of this Agreement, Executive shall be entitled to vacation commensurate with other senior executives. The dates of said vacations shall be mutually agreed upon by Company's President or his designee and Executive.

         3.5. CAR. During the term of this Agreement, Company will either (i) pay Executive a car allowance of $14,400 per year on a monthly basis and pay expenses related to usual and customary use (insurance, maintenance, gas), or
(ii) provide Executive with a leased automobile commensurate with his executive position and pay the expenses related to usual and customary use (insurance, maintenance, gas). Executive shall notify Employer at the beginning of this Agreement which option he elects. These amounts shall be grossed up for tax purposes. (The term "grossed up" as used in this Agreement refers to a payment to Executive in an amount that, after reduction for any income or excise taxes due, is equal to the net amount payable.)

         3.6. BUSINESS EXPENSES. Company shall pay, advance or reimburse Executive for all normal and reasonable business-related expenses, including travel expenses, incurred in the performance of his duties on the same basis as paid to other senior executives. Company shall furnish Executive with company credit cards provided to other senior executives for use solely in the performance of his duties.

         3.7. TAXES. The compensation provided to Executive hereunder shall be subject to any withholdings and deductions required by any applicable tax laws.

         3.8. BENEFIT PLANS. Executive is entitled to participate in any deferred compensation or other employee benefit plans, including any profit sharing or 401(k) plans; group life, health, hospitalization and disability insurance plans; discount privileges; and other employee welfare benefits made available generally to, and under the same terms as, Company's executives. Until Executive is eligible to participate in Company's health plan (September 1, 1997), Company will pay Executive its share of the monthly health plan premium, grossed up for tax purposes, for continuing health coverage with his prior employer (COBRA).

4.       RELOCATION.

         4.1. For up to 12 months, Company will pay for Executive's reasonable monthly living expenses in Columbus, OH and his reasonable travel expenses between



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Columbus, OH and Boston, MA. (Company shall also pay for Executive's spouse's reasonable travel expenses between Columbus, OH and Boston, MA during this 12-month period.) At the end of 12 months, the parties agree to discuss Executive's relocation to Columbus, OH. Executive's temporary furnished residence in Columbus, OH shall be agreed upon mutually by the parties. Company shall reimburse Executive for such living and travel expenses after submission of the appropriate expense reports and receipts.

         4.2. Company will pay reasonable and customary relocation expenses for Executive if he relocates himself and his immediate family from his primary residence in Boston, MA to Columbus, OH during this Agreement. (By way of example, "reasonable and customary" does not include horses, large boats, or antique automobiles.) Subject to any other provisions of this Agreement, Executive agrees to handle relocation in accordance with Company's standard relocation policy. Company agrees to reimburse Executive, after submission of the appropriate expense reports and receipts, for the reasonable out-of-pocket expenses related to said relocation.

         4.3. Company shall pay $75,000 towards the broker's commission on the sale of Executive's primary residence in Massachusetts, which sum shall be paid within 30 days after submission of appropriate documentation showing the actual broker's commission.

         4.4. If any of these expenses are determined to be taxable, they will be grossed up.

5. EXECUTIVE'S OBLIGATIONS.

         5.1. CONFIDENTIAL INFORMATION. Executive agrees that during and after his employment, any "confidential information" as defined below shall be held in confidence and treated as proprietary to Company. Executive agrees not to use or disclose any confidential information except to promote and advance the business interests of Company. Executive agrees that upon his separation from employment, for any reason whatsoever, he shall not take or copy, and shall immediately return to Company, any documents that constitute or contain confidential information. "Confidential information" includes, but is not limited to, any confidential data, figures, projections, estimates, pricing data, customer lists, buying manuals or procedures, distribution manuals or procedures, other policy and procedure manuals or handbooks, supplier information, tax records, personnel histories and records, information regarding sales, information regarding properties and any other confidential information regarding the business, operations, properties or personnel of Company which are disclosed to or learned by Executive as a result of his employment, but shall not include his personal personnel records. Confidential information shall not include any information that (i) Executive had in his possession prior to his first performing services for Company; (ii)



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becomes a matter of public knowledge thereafter through sources independent of
Executive; (iii) is disclosed by Company without restriction on its use; or (iv) is required to be disclosed by law or governmental order or regulation.
         5.2. SOLICITATION.

                  5.2.1. EMPLOYEES. Executive agrees that during his employment and for any period of salary continuation following the end of his employment, for any reason, he shall not, directly or indirectly, solicit Company's employees to leave their employment; he shall not employ or seek to employ them; and, he shall not cause or induce any of Company's competitors to solicit or employ Company's employees. This paragraph shall not apply to Executive's spouse.

                  5.2.2. THIRD PARTIES. Executive agrees that during his employment and for any period of salary continuation following the end of his employment, for any reason, he shall not, either directly or indirectly, recruit, solicit or otherwise induce or influence any customer, supplier, sales representative, lender, lessor or any other person having a business relationship with Company to discontinue or reduce the extent of such relationship except in the course of his duties pursuant to this Agreement and with the good faith objective of advancing Company's business interests.

         5.3. NONCOMPETITION. Executive agrees that for any period of salary continuation following the end of his employment, for any reason, he shall not, either directly or indirectly, accept employment with, act as a consultant to, or otherwise perform the same services (which shall be determined regardless of job title) for any business that directly competes with Company's business, which shall be understood as the sale of off-price merchandise.

         5.4.     COOPERATION.

                  5.4.1. WITH COMPANY. Executive agrees to cooperate with Company during the course of all third-party proceedings arising out of Company's business about which Executive has knowledge or information. Such proceedings may include, but are not limited to, internal investigations, administrative investigations or proceedings, and lawsuits (including pre-trial discovery). For purposes of this paragraph, cooperation includes, but is not limited to, Executive's making himself available for interviews, meetings, depositions, hearings, and/or trials without the need for subpoena or assurances by Company, providing any and all documents in his possession that relate to the proceeding, and providing assistance in locating any and all relevant notes and/or documents.

                  5.4.2. WITH THIRD PARTIES. Executive agrees not to communicate with, or give statements or testimony to, any opposing attorney, opposing attorney's representative (including private investigator), or current or former employee relating to



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any matter about which Executive has knowledge or information as a result of his employment with Company unless compelled to do so by lawfully-served subpoena or court order. Such matters specifically include, but are not limited to, any pending or threatened lawsuits or administrative investigations. Executive also agrees to notify Company's President or his designee immediately if he is contacted by a third party or compelled by subpoena or court order to appear and testify, whichever occurs first.

                  5.4.3. WITH MEDIA. Executive agrees not to communicate with, or give statements to, any member of the media (print, television or radio) relating to any matter about which Executive has knowledge or information as a result of his employment. Such matters specifically include, but are not limited to, any pending or threatened lawsuits or administrative investigations. Executive also agrees to notify Company's Chairman or President immediately if he is contacted by any member of the media.

         5.5. REMEDIES. Executive agrees that any disputes under paragraph 5 shall not be subject to arbitration. If Executive breaches paragraph 5, the damage may be substantial, although difficult to quantify, and money damages may not afford Company an adequate remedy; therefore, if Employee breaches or threatens to breach this paragraph, Company shall be entitled, in addition to other rights and remedies, to specific performance, injunctive relief and other equitable relief to prevent or restrain such conduct.

6.       TERMINATION AND
         RELATED BENEFITS.

         6.1. DEATH. This Agreement shall terminate automatically upon Executive's Death, and Company shall pay his surviving spouse, or if he leaves no spouse, his estate, any base salary earned by Executive, and any rights or benefits that have vested. In addition, Company shall pay Executive's surviving spouse, or if he leaves no spouse, his estate, the pro rata share of any bonus that, but for Executive's death, would otherwise have been payable to Executive, including a pro rata share of any unpaid guaranteed bonus. Such pro rata share shall be determined based on the number of days that Executive was actively employed on a full-time basis during the year (i.e., June 23 to June 22).

         6.2. PERMANENT DISABILITY. Upon Executive's permanent disability, Company shall have the right to terminate this Agreement immediately with written notice. For these purposes, permanent disability shall mean that Executive fails to perform his duties on a full-time basis for a period of more than 90 calendar days during any 12-month period, due to a physical or mental disability or infirmity. If this Agreement is terminated due to Executive's permanent disability, Company shall pay Executive any base salary earned and any rights or benefits that have vested. In addition, Company shall pay Executive the pro rata share of any bonus that, but for



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termination, would otherwise have been payable to Executive, including a pro rata share of any unpaid guaranteed bonus. Such pro rata share shall be determined based on the number of days that Executive was actively employed on a full-time basis during the year (i.e., June 23 to June 22).

         6.3.     TERMINATION BY COMPANY.

                  6.3.1. AT END OF TERM. Company may terminate this Agreement at the end of its term by giving 60 calendar days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment and pay out the 60-day notice period. In the event of such a termination, Company shall pay Executive one year's base salary and provide health benefits (including dental, disability and life insurance) for one year under the same terms as provided to other Company executives. Company shall thereafter have no obligations or liabilities under this Agreement, unless otherwise provided herein. If Company terminates this Agreement and Executive agrees to continue to be employed in the same position with the same level of responsibilities, Company shall not be required to pay Executive one year's base salary.

                  6.3.2. DURING Term. Except as otherwise provided in paragraph
6.3.3. below, Company may terminate this Agreement during its term, for any reason, upon 60 days' written notice to Executive. Company may, in its sole discretion, require Executive to cease active employment immediately. In the event of such a termination, or a termination by Executive pursuant to paragraph 6.4.3, Company shall have the obligations set forth below in subparagraphs (i) through (iv). Company shall thereafter have no further obligations or liabilities under this Agreement, unless otherwise provided herein. Should a termination occur under this paragraph or paragraph 6.4.3, Executive shall have an obligation to use reasonable efforts to seek other employment appropriate to his skill and experience, and to promptly notify Company upon obtaining such employment; Executive's one year's base severance pay shall be reduced by the amount of any direct compensation earned by and paid to Executive by another employer or business with respect to or during the one year following such termination (but excluding any appreciation of equity).

         (i) Pay Executive one year's base salary and 100% of any unpaid guaranteed bonus;

         (ii) Provide health benefits (including dental, disability, and life insurance) for one year under the same terms as provided to other Company executives;

         (iii) Executive's stock options shall be vested and exercisable as if Executive had remained employed by Company for one year following date of termination; and


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         (iv) Provided that the conditions set forth below have been satisfied,
         Company shall pay Executive an amount equal to the salary continuation that he would have received from his former employer, Hills Stores Company, through March 29, 1999, subject to the same reduction set forth in Executive's "Confidential Separation Agreement" with Hills; provided, however, that Executive's signing bonus and his guaranteed bonus and one year's base salary due under this paragraph shall not reduce any Hills' salary continuation remaining. Executive must first notify Hills in writing to reinstate his salary continuation. If Hills refuses, Company shall pay Executive any Hills' salary continuation as stated above. Company may, at its discretion, require Executive to pursue arbitration of Hills' obligation. Company shall have the right to select counsel for any such arbitration. If, and to the extent that, Executive prevails, he shall reimburse Company for any of the Hills' salary continuation paid. Company agrees to bear Executive's share of the cost of arbitration, and Executive agrees to cooperate with Company during the course of such arbitration.

                  6.3.3. FOR CAUSE. Company may terminate this Agreement during its term if it has "cause" to do so. For purposes of this paragraph, the term "cause" means Executive's (i) willful violation of laws and regulations governing Company; (ii) willful failure to substantially perform his position or comply with any material terms of this Agreement, provided that Company shall make a written demand for substantial performance or compliance setting forth the specific reason(s) for same and Executive shall have 30 days to cure, if possible; (iii) willful breach of fiduciary duties; or (iv) willful misrepresentation or willful dishonesty which Company determines has had or is likely to have a material adverse effect upon Company's operations or financial conditions. Executive may have an opportunity to be heard by the Board prior to a termination for cause. For purposes of this paragraph, Executive's acts or omissions shall be considered "willful" if done without a good faith, reasonable belief that such act or omission was in Company's best interest. In the event of termination for cause, Company's obligations hereunder cease on Executive's last day of active employment, unless otherwise provided herein.

                  6.3.4. METHOD OF PAYMENT. Executive agrees that Company shall have the option of paying the present value of any amount(s) due under this paragraph in a lump sum or in the form of salary continuation, but in no event shall such payout period exceed one year or March 25, 1999 in the case of payments due under paragraph 6.3.2 (iv). For purposes of paragraph 5 (noncompetition/solicitation), if a present value lump sum is paid, the period of salary continuation shall be one year). Present value shall be calculated based upon National City Bank's prime interest rate.

         6.4.     TERMINATION BY EXECUTIVE.



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                  6.4.1. AT END OF TERM. Executive may terminate this Agreement at the end of its term by giving 60 calendar days' written notice to Company's President. Company may, in its sole discretion, accept Executive's termination effective immediately; provided, however, that it shall continue to pay Executive for 60 calendar days. Company shall thereafter have no obligations to Executive hereunder except as provided herein.

                  6.4.2. VOLUNTARY RESIGNATION. Executive may terminate this Agreement by his voluntary resignation. Except as otherwise provided in paragraph 6.4.3, Executive shall give at least 60 calendar days' written notice of his intention to resign to Company's President, which Company may accept immediately. In the event of Executive's resignation, Company will have no further obligations or liability hereunder except as provided herein.

                  6.4.3. FOR GOOD REASON. Executive may terminate his employment hereunder for good reason, which shall mean (i) Company's failure to substantially comply with any material terms of this Agreement, provided that Executive has given written notice to Company of any alleged noncompliance and such alleged noncompliance continues for 30 days after receipt, or (ii) a material change in Executive's position, authority, functions, duties or responsibilities including, without limitation, material changes in Company's control or structure about which Executive has no knowledge, which would reduce Executive's position, authority, functions, duties or responsibilities during the Agreement.

         6.5. SALARY DUE AT TERMINATION. In the event of any termination of Executive's employment under this Agreement, Executive (or his estate) shall be paid any unpaid portion of his salary that has accrued by virtue of his employment during the period prior to termination, and any unpaid, declared bonus, together with any unpaid business expenses properly incurred under this Agreement prior to termination. Such amounts shall be paid within 15 days of the date of termination.

         6.6. "PARACHUTE PAYMENTS" UNDER THE INTERNAL REVENUE CODE ("CODE").

                  6.6.1. For purposes of paragraph 6.6., the terms "parachute payment," "excess parachute payment," "present value," "base amount," and "excise tax" have the meanings ascribed to them in Sections 280G and 4999 of the Code.

                  6.6.2. The amounts, benefits, and rights to be provided to Executive upon a termination of employment under this Agreement are considered "severance benefits." No severance benefits shall be payable to Executive to the extent that the total of such benefits and any payments, which would be deemed under Section 280 of the Code to constitute "parachute payments," would equal or exceed in their present value three times Executive's base amount. If this were to occur, any severance



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benefits payable to Executive shall be made only in accordance with subparagraph
6.6.3 below, notwithstanding any other provision in this Agreement.

                  6.6.3. Not later than 30 days after the date of termination, Company shall provide Executive with a schedule specifying the present value of the severance benefits that, in Company's opinion, could constitute parachute payments under Section 280G of the Code. No severance benefits payable under this Agreement shall be made until 30 days from the receipt of such schedule by Executive. At any time prior to the expiration of said 30-day period, Executive may select from all or part of any category of payment to be made under this Agreement those payments to be made to him in an amount the present value of which (when combined with the present value of any other payments otherwise payable to Executive by Company that may be deemed parachute payments) is less than three times Executive's base amount. If Executive fails to make such selection, Company shall do so.

                  6.6.4. The references to Code Sections 280G and 4999 are specific references to such sections as in effect on the date of this Agreement. If either section is amended prior to the expiration or termination of this Agreement, or replaced by a successor statute, the limitations imposed by this paragraph upon payments to be made to Executive shall be deemed modified without further action of the parties so as to provide only for such limitations that are consistent with such amendment(s) or successor statute(s), as the case may be. If Section 4999, or its successor statute, is repealed, this paragraph shall cease to be effective as of the date of such repeal. The parties to this Agreement recognize that final Treasury Regulations under Section 280G may affect the amounts payable hereunder and agree that, upon issuance of any such final Regulations, this paragraph may be modified as in good faith deemed necessary in light of the provisions of such final Regulations to achieve the purposes hereof, and that consent to such modification(s) shall not be unreasonably withheld.

7. ARBITRATION. Unless stated otherwise herein, the parties agree that arbitration shall be the sole and exclusive remedy to redress any dispute, claim or controversy involving the interpretation of this Agreement or the terms, conditions or termination of this Agreement or the terms, conditions or termination of Executive's employment with Company. The parties intend that any arbitration award shall be final and binding and that a judgment on the award may be entered in any court of competent jurisdiction and enforcement may be had according to its terms. This paragraph shall survive the termination or expiration of this Agreement.

         7.1. Arbitration shall be held in Columbus, Ohio, and shall be conducted by a retired federal judge or other qualified arbitrator mutually agreed upon by the parties in accordance with the Voluntary Arbitration Rules of the American Arbitration Association then in effect. The parties shall have the right to conduct discovery pursuant to the Federal Rules of Civil Procedure; provided, however, that the Arbitrator shall have the



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authority to establish an expedited discovery schedule and cutoff and to resolve any discovery disputes. The Arbitrator shall not have jurisdiction or authority to change any provision of this Agreement by alterations of, additions to or subtractions from the terms hereof. The Arbitrator's sole authority in this regard shall be to interpret or apply any provision(s) of this Agreement. The Arbitrator shall be limited to awarding compensatory damages, including unpaid wages or benefits, but shall have no authority to award punitive, exemplary or similar-type damages.

         7.2. Any claim or controversy not sought to be submitted to arbitration, in writing, within 120 days of when it arose shall be deemed waived and the moving party shall have no further right to seek arbitration or recovery with respect to such claim or controversy.

         7.3. The arbitrator shall be entitled to award expenses, including the costs of the proceeding, and reasonable counsel fees.

         7.4. The parties hereby acknowledge that since arbitration is the exclusive remedy, neither party has the right to resort to any federal, state or local court or administrative agency concerning breaches of this Agreement, except as otherwise provided herein in paragraph 5, and that the decision of the Arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court before any administrative agency with respect to any arbitrable claim or controversy.

8.       GENERAL PROVISIONS.

         8.1. The parties agree that the covenants and promises set forth in paragraphs 1.3, 5, 6 and 7 shall survive the termination of this Agreement and continue in full force and effect.

         8.2. Company shall pay Executive's reasonable legal fees in connection with the negotiation of this Agreement, up to a maximum of $11,000.

         8.3. Except as otherwise provided in paragraph 7.2, failure to insist upon strict compliance with any term hereof shall not be considered a waiver of any such term.

         8.4. This Agreement and its two attachments, along with any other document or policy or practice referenced herein (which are collectively referred to as "Agreement" herein), contain the entire agreement of the parties regarding Executive's employment and supersede any prior written or oral agreements or understandings relating to the same. No modification or amendment of this Agreement shall be valid unless in writing and signed by or on behalf of both parties.


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         8.5. Once signed by both parties, this Agreement shall be binding upon and shall inure to the benefit of the heirs, successors, and assigns of the parties.

         8.6. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provisions of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent, be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof and the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by law.

         8.7. The validity, construction, and interpretation of this Agreement and the rights and duties of the parties hereto shall be governed by the laws of the State of Ohio, without reference to the Ohio choice of law rules.

         8.8. Any written notice required or permitted hereunder shall be mailed, certified mail, or hand-delivered, addressed to Company's President at Company's then principal office, or to Executive at the most recent home address. Notices are effective upon receipt.

         8.9. The rights of Executive under this Agreement shall be solely those of an unsecured general creditor of Company.

         8.10. The headings in this Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.



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IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement consisting of 12 pages.

                                              EXECUTIVE


                                              ----------------------------------
                                              James E. Feldt

                                              Signed: June      1997
                                                          ----


                                              VALUE CITY DEPARTMENT STORES, INC.


                                          By:
                                              ----------------------------------
                                              Jay Schottenstein
                                              Chairman

                                              Signed: June      1997
                                                          ----